Exhibit 10.4

THIRD AMENDMENT TO AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

This Third Amendment to Amended and Restated Loan and Security Agreement (this “Amendment”) dated as of September 22, 2006, is by and among MIDWEST GRAIN PROCESSORS, LLC, a Delaware limited liability company (the “Borrower”), the financial institutions listed on the signature pages hereof and each other financial institution that may hereafter become a party to the Loan Agreement in accordance with the provisions of the Loan Agreement (collectively, the “Lenders” and individually a “Lender”) and COBANK, ACB, a federally chartered banking organization (“CoBank”), in its capacity as Agent for the Lenders and for the Issuer ( in such capacity, the “Agent”).

RECITALS

The Borrower, the Lenders and the Agent are parties to an Amended and Restated Loan and Security Agreement dated as of December 14, 2005, as amended by a First Amendment dated as of February 28, 2006 and a Second Amendment dated as of March 31, 2006 (as the same may be amended, modified, supplemented, renewed or restated from time to time, the “Loan Agreement”).

The Borrower has requested that the Lenders and the Agent make certain amendments to the Loan Agreement and the Lenders and the Agent are willing to grant the Borrower’s requests subject to the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.        Defined Terms.  Capitalized terms used in this Amendment which are defined in the Loan Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Section 1.1 of the Loan Agreement is amended by adding or amending, as the case may be, the following definitions:

“‘Issuer’ shall mean any party that issues a Letter or a Revolving Term LC under this Agreement.

“‘Liabilities’ shall mean any and all liabilities, obligations and indebtedness of Borrower to any Lender or Issuer of any and every kind and nature, at any time owing, arising, due or payable and howsoever evidenced, created, incurred, acquired or owing, whether joint, several, joint and several, primary, secondary, direct, contingent, fixed or otherwise (including without limitation LC Obligations, Revolving Term LC Obligations, Bank Products Obligations, fees, charges and obligations of performance) and whether arising or existing under this Agreement or any of the Financing Agreements or by operation of law.

“‘Management Services Agreement’ means that certain Management Agreement by and between the Borrower and Global Ethanol, Inc. made effective as of the date of purchase of assets of Coltivare, LLC by Global Ethanol, Inc.

“‘Pro Rata Percentage’ shall mean with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the sum of such Lender’s Line of Credit Loan Commitment, Term Loan Commitment and Revolving Term Loan Commitment, respectively, and the denominator of which shall be the aggregate amount of all the Line of Credit Loan Commitments, Term Loan Commitments and Revolving Term Loan Commitments of the Lenders, respectively, as adjusted from time to time in accordance with Section 10.23, which percentages shall, in each case, be applicable even in the event that the commitments of the Lenders to make Advances have been suspended or terminated in accordance with the terms of this Agreement; provided, however, that from and after the occurrence and during the continuance of a Matured Default, the Pro Rata Percentage of a Lender shall be adjusted as follows: (a) in respect of a Lender’s right to share in payments and recoveries in respect of the liquidation of Term Loan Collateral, a fraction (expressed as a percentage), the numerator of which shall be the principal amount of all Loans and Revolving Term LC Obligations due and owing to such Lender under its Term Loan Commitment and its Revolving Term Loan Commitment, in the aggregate, and the denominator of which shall be the aggregate principal amount of all Loans and Revolving Term LC Obligations due and owing to all Lenders under their Term Loan Commitments and Revolving Term Loan Commitments, in the aggregate; and (b) in respect of a Lender’s right to share in payments and recoveries in respect of the liquidation of Line of Credit Collateral, a fraction (expressed as a percentage), the numerator of which shall be the principal amount of all Loans and LC Obligations due and owing to such Lender under its Line of Credit Commitment and the denominator of which shall be the aggregate principal amount of all Loans and LC Obligations due and owing to all Lenders under their Line of Credit Commitments, in the aggregate.

“‘Revolving Term LC’ shall mean the standby letter of credit issued for the account of the Borrower pursuant to Section 2.1.4.1.

‘“Revolving Term LC Obligations’ shall mean, at any time, an amount equal to the sum of (a) the undrawn and unexpired amount of the Revolving Term LC and (b) the amount drawn under the Revolving Term LC for which the Revolving Term Issuer has not been reimbursed.”

2.        Amendment to Section 2.1.4 of the Loan Agreement.  Section 2.1.4 of the Loan Agreement is hereby amended in its entirety to read as follows:

“2.1.4  Revolving Term Loan.  Each Lender with a Revolving Term Loan Commitment severally agrees to make advances (“Revolving Term Loan Advances”) to Borrower from time to time on any one or more Business Days from and after the date of this Agreement (through the Agent as set forth in Section 2.1.6), upon Borrower’s written (including facsimile) notice given by Borrower to Agent not later than 11:00 a.m. (local time of Agent) on the first (1st) Business Day prior to the date of any proposed Base Rate Loan, up to an aggregate principal amount not exceeding each such Lender’s Pro Rata percentage of the Adjusted Revolving Term Loan Commitment Amount on such Business Day, less the sum of (a) all outstanding Revolving Term Loan Advances, through and including the Term Loan Maturity Date and (b) the aggregate amount of the Revolving Term LC Obligations (the “Revolving Term Loans”). The Revolving Term Loan Advances shall be made subject to and in accordance with the Construction Lending Protocol for the Michigan Project (Exhibit 1D) and subject to the other terms and conditions of this Agreement. The Revolving Term Loans shall be evidenced by and repayable in accordance with the terms of Borrower’s promissory notes to each of the Lenders (“Revolving Term Notes”), the form of which is attached as Exhibit 2C. Within the above limits, Borrower may obtain Revolving Term Loan Advances, prepay Revolving Term Loan Advances in accordance with the terms hereof and reborrow Revolving Term Loan Advances in accordance with the applicable terms and conditions of this Agreement.”

3.        Addition of New Section 2.1.4.1.  A new Section 2.1.4.1 of the Loan Agreement as described herein is hereby added to the Loan Agreement:

“2.1.4.1 Letter of Credit Under Revolving Term Loan Facility.

(a)        The Agent further agrees to issue or cause to be issued by a Lender, a standby letter of credit in the amount of $968,483 for the benefit of the Michigan Department of Transportation for Borrower’s account (the ‘Revolving Term LC’) (the Agent or such Lender thereby becoming an Issuer). In order to effect the issuance of the Revolving Term LC, Borrower shall deliver to the Agent a letter of credit application not later than 11:00 a.m. (local time of Agent), five (5) Business Days prior to the proposed date of issuance of the Revolving Term LC. The application shall be duly executed by a responsible officer of Borrower, shall be irrevocable and shall (i) specify the day on which the Revolving Term LC is to be issued (which shall be a Business Day), and (ii) be accompanied by a certificate executed by a responsible officer setting forth calculations evidencing availability for the Revolving Term LC and stating that all conditions precedent to such issuance have been satisfied. The Agent shall provide Borrower and each Lender with a copy of the Revolving Term LC that has been issued. The Revolving Term LC shall (i) provide for the payment of drafts presented for honor thereunder by the beneficiary in accordance with the terms thereof, when such drafts are accompanied by the documents described in the Revolving Term LC, if any, and (ii) to the extent not inconsistent with the express terms hereof or the applicable Application, be subject, as applicable, to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or the International Standby Practices (ISP 98 – International Chamber of Commerce Publication Number 590) (in each case, together with any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuer, the ‘UCP’ and the ‘ISP98’, respectively), and shall, as to matters not governed by the UCP or the ISP98, be governed by, and construed and interpreted in accordance with, the laws of the State in which the Issuer resides.

(b)        Upon the issuance date of the Revolving Term LC, the Agent shall be deemed, without further action by any party hereto, to have sold to each other Lender with a Revolving Term Loan Commitment, and each other such Lender shall be deemed, without further action by any party hereto, to have purchased from the Agent, a participation, to the extent of such Lender’s Pro Rata Percentage, in the Revolving Term LC, the obligations thereunder and in the reimbursement obligations of Borrower due in respect of drawings made under the Revolving Term LC. If requested by the Agent, the other Lenders with a Revolving Term Loan Commitment will execute any other documents reasonably requested by the Agent to evidence the purchase of such participation.

(c)        If Issuer has received documents purporting to draw under the Revolving Term LC that Issuer believes conform to the requirements of the Revolving Term LC, or if Issuer has decided that it will comply with Borrower’s written or oral request of authorization to pay a drawing on the Revolving Term LC that Issuer does not believe conforms to the requirements of the Revolving Term LC, Issuer or the Agent will notify Borrower of that fact. An amount equal to the amount of such drawing shall be paid by a Revolving Term Loan Advance initiated by the Agent on the date such drawing is made. The obligation of Borrower to repay the Agent for any Revolving Term Loan Advance made to fund such reimbursement, shall be absolute, unconditional and irrevocable, shall continue for so long as ay Revolving Term LC obligation is outstanding notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, notwithstanding any of the following:

(i)        Any lack of validity or enforceability of the Revolving Term LC or the Revolving Term LC Obligation;

(ii)        The existence of any claim, setoff, defense or other right which Borrower may have or claim at any time against any beneficiary, transferee or holder of the Revolving Term LC (or any Person for whom any such beneficiary, transferee or holder may be acting), Issuer or any other Person, whether in connection with the Revolving Term LC, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or

(iii)        Any statement or any other document presented under the Revolving Term LC proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatever so long as such statement or document appearing to comply with the terms of the Revolving Term LC.

(d)        None of Issuer, the Lenders or any of the officers, directors or employees of any of them shall be liable or responsible for, and the obligations of Borrower to Issuer and the Lenders shall not be impaired by:

(i)        The use that may be made of the Revolving Term LC or for any acts or omissions of any beneficiary, transferee or holder thereof in connection therewith;

(ii)        The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents or endorsements should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged so long as such statement or document appeared to comply with the terms of the Revolving Term LC;

(iii)        The acceptance by Issuer of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or

(iv)        Any other action of Issuer in making or failing to make payment under the Revolving Term LC if in good faith and in conformity with applicable U.S. or foreign laws, regulations or customs.

(e)        Notwithstanding the foregoing, Borrower shall have a claim against Issuer and the Agent, and Issuer and/or the Agent shall be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by Borrower which Borrower proves were caused by Issuer’s or the Agent’s willful misconduct or gross negligence in determining whether documents presented under the Revolving Term LC comply with the terms thereof.

(f)        If the Revolving Term LC is issued and outstanding on the Maturity Date, Borrower shall deposit with the Agent, for the ratable benefit of the Lenders and the Issuer, cash collateral in an amount equal to the Revolving Term LC Obligations relating to the Revolving Term LC.”

4.        Amendment to Section 2.5(d) of the Loan Agreement.  Section 2.5(d) of the Loan Agreement is hereby amended in its entirety to read as follows:

“(d)  Non-Use Fee with respect to the Revolving Term Loans.  Borrower agrees to pay to the Agent for distribution to the Lenders with Revolving Term Loan Commitments (based on their respective Pro Rata Percentages of the Revolving Term Loan Commitments) a monthly non-use fee from the date on which the Borrower requests the initial Revolving Term Loan Advance through the Maturity Date, calculated using the applicable rate per annum provided in the Pricing Matrix attached as Schedule B hereto, and applied to the difference between the aggregate amount of the Revolving Term Loan Commitments and the outstanding principal amount of the Revolving Term Loan Advances and the Revolving Term LC Obligations. The monthly non-use fee shall be due and payable in arrears with respect to the prior month on the first day of each month hereafter through the Maturity Date. Each monthly non-use fee shall be earned as it accrues and, at the option of the Agent, shall be paid by Advances pursuant to Section 2.1, without prior demand by the Agent.”

5.        Amendment to Section 2.5(e) of the Loan Agreement.  Section 2.5(e) of the Loan Agreement is hereby amended in its entirety to read as follows:

“(e)      Letter of Credit Fees.  Borrower agrees to pay to the Agent, for distribution to the Lenders with Line of Credit Commitments or Revolving Term Loan Commitments, as the case may be, (based on their respective Pro Rata percentages of such Commitments), a fee, payable monthly, quarterly or annually, as mutually agreed to by the Agent and the Borrower in respect of each Letter and Revolving Term LC issued hereunder, computed at a rate per annum equal to the then effective Applicable Margin on the aggregate daily average face amounts of all Letters and the Revolving Term LC outstanding during such period. Borrower shall also pay to the Agent for the account of the Issuer issuing any Letter or the Revolving Term LC, a fronting fee and the normal and customary processing fees charged by such Issuer in connection with the issuance of or drawings under each such Letter or Revolving Term LC. Each letter of credit fee, fronting fee and processing fee shall be fully earned as it accrues and, at the option of the Agent, shall be paid by Advances pursuant to Section 2.1, without prior demand by the Agent.”

6.        Amendment to Section 4.5 of the Loan Agreement.  Section 4.5 of the Loan Agreement is hereby amended in its entirety to read as follows:

“4.5      Compliance with Construction Lending Protocol.  With respect to each Term Loan Advance, Borrower shall have complied with all procedures and conditions set forth in the Construction Lending Protocol for the Iowa Project on and as of the date of any request for such Term Loan Advance. With respect to each Revolving Term Loan Advance, Borrower shall have complied with all procedures and conditions set forth in the Construction Lending Protocol for the Michigan Project on and as of the date of any request for such Revolving Term Loan Advance, except for those requirements described below, which shall be satisfied not later than September 30, 2006. Prior to September 30, 2006, each of the following requirements shall have been satisfied to the satisfaction of the Agent: (a) if required by the Agent, an endorsement to the Agent’s title insurance policy for the Iowa Project insuring the appurtenant utility easements described in the Agent’s mortgage on the Iowa Project, subject only to such exceptions as are acceptable to the Agent in its sole discretion; (b) an endorsement to the Agent’s title insurance policy for the Michigan Project insuring the Borrower’s leasehold estate under that certain Lease dated May 16, 2005 from the Adrian & Blissfield Rail Road Company, as lessor, and Borrower, as lessee, as amended, subject only to such exceptions as are acceptable to the Agent in its reasonable discretion; (c) an amendment to the Lease referred to in requirement (b) above, duly executed by the Adrian & Blissfield Rail Road Company in favor of Borrower, which permits the lien of the Agent in the Lease referred to in requirement (b) above, clarifies the concept of “cessation of operations” in a manner reasonably acceptable to the Agent, and agrees to such other changes in the Lease as shall be reasonably requested by the Agent; (d) a consent and non-disturbance agreement in favor of the Borrower, duly executed by any mortgagee of the Adrian & Blissfield Rail Road Company in form and content reasonably acceptable to the Agent; and (e) an executed consent and acknowledgment of TIC and TIC Holdings, Inc. in form and content acceptable to the Agent. Failure of the Borrower to satisfy the requirements set forth in the preceding sentence by September 30, 2006 shall constitute a Matured Default under this Agreement.”

7.        Amendment to Section 7.1(b)(iv) of the Loan Agreement.  Section 7.1(b)(iv) of the Loan Agreement is hereby deleted in its entirety.

8.        Amendment to Section 8.4 of the Loan Agreement.  Section 8.4 of the Loan Agreement is hereby amended in its entirety to read as follows:

“8.4      Indebtedness.  Except for those obligations and that indebtedness presently in existence and reflected in Borrower’s financial statements referred to in Section 6.14 or referred to in Section 6.7, Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, direct or indirect fixed or contingent, including obligations under capitalized leases, except: (a) the Liabilities; (b) obligations secured by liens or security interests permitted under Section 8.1 or contingent obligations permitted under Section 8.5; (c) unsecured indebtedness of the Borrower for borrowed money in an aggregate principal amount not to exceed $4,000,000 at any time which is subordinated, pursuant to a subordination agreement reasonably satisfactory to the Agent in its sole discretion, in right of payment to the payment in full in cash of all Liabilities; (d) trade obligations, Producer Payables and normal accruals in the ordinary course of Borrower’s business not yet due and payable, or with respect to which Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings, and then only to the extent that Borrower has set aside on Borrower’s books adequate reserves therefor, if appropriate under GAAP; and (e) unsecured indebtedness of Borrower to the Michigan Department of Transportation in the amount of $968,483 to provide funding for construction of four railroad spur tracks and eight turnouts to serve the Michigan Project, bearing such terms as the Agent shall approve.”

9.        Consent to Formation of, and Investment in, New Subsidiary.  Notwithstanding anything to the contrary in Section 8.3 or 8.10 of the Loan Agreement, the Lenders hereby consent to formation of a new subsidiary of Borrower called “Belmond Ethanol LLC” (the “Belmond Subsidiary”), to construct and operate a new ethanol plant near Belmond, Iowa, provided that:

(a)        In no event shall any existing assets of Borrower be transferred to or converted for the use or benefit of the Belmond Subsidiary;

(b)        All assets and funding required to capitalize the Belmond Subsidiary will be contributed by, or raised by Borrower as new equity from, its shareholders to be passed through Borrower to the Belmond Subsidiary, with no such assets or equity funding to be derived from assets or operations of Borrower;

(c)        Borrower shall not guaranty or assume or in any way have liability for any obligations of the Belmond Subsidiary, including but not limited to any obligations of the Belmond Subsidiary to construct and operate the contemplated ethanol plant near Belmond, Iowa or to repay loans obtained in connection therewith; and

(d)        Borrower shall remain in full compliance with all terms and conditions of the Agreement, including without limitation all financial loan covenants therein contained.

10.        Acknowledgement and Consent as to Certain Matters.  Notwithstanding anything in the Loan Agreement to the contrary, the Lenders and the Agent hereby:

(a)        consent to execution by the Borrower of the Second Amended and Restated Limited Liability Company Agreement dated June 20, 2006;

(b)        acknowledge the purchase of assets of Coltivare, LLC by Global Ethanol, Inc.;

(c)        consent to termination of the Amended and Restated Management and Administrative Services Agreement between the Borrower and Coltivare, LLC, dated February 21, 2006, and replacement of such agreement with the new Management Agreement described in paragraph 1 of this Third Amendment;

(d)        consent to payment by the Borrower of dividends with respect to the Borrower’s fiscal year ended June 30, 2006 in an amount not to exceed fifty percent (50%) of the sum of (i) net income of the Borrower computed in accordance with GAAP and (ii) any unrealized gains or losses from futures and options activities by or on behalf of the Borrower, notwithstanding anything in Section 8.9 of the Loan Agreement to the contrary; and

11.        Representations and Warranties.  Borrower hereby represents and warrants to the Agent and the Lenders as follows:

(a)        Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by Borrower and constitutes the legal, valid and binding obligations of Borrower, enforceable in accordance with its terms.

(b)        The execution, delivery and performance by Borrower of this Amendment has been duly authorized by all necessary action and does not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to Borrower, or the organizational documents of Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower is a party or by which it or its properties may be bound or affected.

(c)        All of the representations and warranties contained in Article 6 of the Loan Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

12.        References.  All references in the Loan Agreement to “this Agreement” shall be deemed to refer to the Loan Agreement as amended hereby; and any and all references in any other Financing Agreement to the Loan Agreement shall be deemed to refer to the Loan Agreement as amended hereby.

13.        No Other Waiver.  The execution of this Amendment and any documents related hereto shall not be deemed to be a waiver of any Default or any Matured Default under the Loan Agreement or breach, default or event of default under any other Financing Agreement or other document held by the Agent or any Lender, whether or not known to the Agent or any Lender and whether or not existing on the date of this Amendment.

14.        Release.  Borrower hereby absolutely and unconditionally releases and forever discharges the Agent and each of the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

15.        Costs and Expenses.  Borrower hereby reaffirms its agreement under Section 10.4 of the Loan Agreement. Without limiting the generality of the foregoing, Borrower specifically agrees to pay all fees and disbursements of counsel to the Agent for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto.

16.        Miscellaneous.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MIDWEST GRAIN PROCESSORS, LLC

By	/s/ Patrick W. Samuelson
Its	Chief Financial Officer

COBANK, ACB, as Agent and as a Lender

By	/s/ Teresa L. Fountain
Its	Assistant Corporate Secretary

FARM CREDIT SERVICES OF AMERICA, FLCA, as a Lender

By	/s/ Chad Gent
Its	Vice President

METROPOLITAN LIFE INSURANCE COMPANY, as a Lender

By	/s/ Steven D. Craig
Its	Director

(Signature Page to Third Amendment to Amended and Restated Loan Agreement)

Acknowledgement and Consent

The undersigned, having executed and delivered certain security documents to secure the Liabilities described in the foregoing Third Amendment dated as of September 22, 2006, hereby acknowledges receipt of a copy of the foregoing Third Amendment and consents to the terms of such Third Amendment and the execution thereof.

Dated: 9/25/2006

MIDWEST GRAIN PROCESSORS, LLC

By	/s/ Patrick W. Samuelson
Its	Chief Financial Officer